Exhibit 10.7

SECURED PROMISSORY NOTE

$100,000	February 28, 2023

FOR VALUE RECEIVED, the undersigned, Onyx Capital Tequila Partners IV, LLC, a Texas limited liability company (the “Maker”), hereby unconditionally promises to pay to KAT Specialties, Inc., a Texas corporation doing business as KAT Fabricators (together with its successors and assigns, the “Holder”), in the manner provided below, an aggregate principal amount equal ONE HUNDRED THOUDAND AND NO/100 DOLLARS ($100,000.00) (the “Initial Principal Amount”) in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions specified herein.

This Secured Promissory Note (“Note”) arises in connection with the purchase by Maker of substantially all of the assets of Holder pursuant to the Asset Purchase Agreement dated February 28, 2023 (the “Purchase Agreement”). Capitalized terms used in this Note without definition shall have the meaning ascribed thereto in the Purchase Agreement.

1. Interest. From the date hereof until maturity, interest (calculated on the basis of a year of 365 days for the actual number of days elapsed) shall accrue on the unpaid principal balance of this Note at seven percent (7%) per annum compounded annually (the “Regular Rate”). Prior to maturity, interest shall accrue on the unpaid principal balance of this Note at a fixed rate equal to the lesser of (i) the Regular Rate or (ii) the Maximum Lawful Rate based on a twenty (20) year amortization schedule. After maturity or default (whether by demand, acceleration, or otherwise) until paid, interest shall accrue on the matured principal and accrued, but unpaid, interest on this Note at a rate per annum equal to the lesser of twelve percent (12%) or the Maximum Lawful Rate.

As used herein, the term “Maximum Lawful Rate” shall mean the greater of (i) the highest non-usurious rate of interest permitted by applicable United States law, or (ii) the highest non-usurious rate of interest permitted by the applicable laws of the State of Texas, but in no event greater than twelve percent (12.00%) per annum. Unless precluded by law, changes in the Maximum Lawful Rate created by statute or governmental action during the term of this Note shall be immediately applicable to this Note on the effective date of such changes. If the applicable law ceases to provide for a Maximum Lawful Rate, the Maximum Lawful Rate shall be equal to twelve percent (12%) per annum.

2. Payment. The principal and interest of this Note shall be due and payable as follows:

INTEREST IS CALCULATED ON A 20-YEAR AMORTIZATION SCHEDULE. PRINCIPAL AND INTEREST IS PAYABLE IN SIXTY (60) MONTHLY INSTALLMENTS OF ONE THOUSAND ONE HUNDRED SIXTY-ONE AND 08/100 DOLLARS ($1,161.08) WITH FIRST INSTALLMENT PAYABLE ON APRIL 1, 2023, AND CONTINUING ON THE FIRST DAY OF EACH MONTH THEREAFTER UP TO AND INCLUDING MARCH 1, 2028, WITH THE ENTIRE REMAINING BALANCE OF OUTSTANDING PRINCIPAL AND INTEREST BEING DUE AND PAYABLE ON THE MATURITY DATE.

Any and all remaining principal and interest still outstanding on the Maturity Date (as defined below) shall be immediately due and payable and shall be paid within two (2) days after the Maturity Date.

All amounts payable hereunder shall be payable to Holder by check or wire transfer of immediately available funds and in lawful money of the United States of America without set-off, deduction or counterclaim except as permitted under the Purchase Agreement at the address for Holder set forth in Section 10.1 of the Purchase Agreement or such other address or place as Holder may from time to time designate in writing to Maker.

3. Term. Subject to Section 7 hereof, the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on March 1, 2028 (the “Maturity Date”). The books and records of Holder shall be the best evidence of the principal amount and the unpaid interest amount owing at any time under this Note and shall be conclusive absent manifest error.

4. Voluntary Prepayments. The Maker reserves the right to prepay this Note in any amount at any time prior to maturity without penalty. Interest shall be calculated on the unpaid principal to the date of any prepayment and any such prepayment shall be applied first toward the payment of accrued interest and next to the principal installments of this Note in the direct order of maturity, except that if Holder has incurred any cost or expense in connection with the enforcement or collection of the obligations of Maker hereunder, Holder shall have the option of applying any monies received from Maker to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due.

5. Security for Payment. Payment of this Note is secured by that certain Security Agreement (“Security Agreement”), of even date herewith, by and between Maker and Holder, in favor of or for the benefit of the Holder, to secure, guarantee or otherwise provide for the payment hereof.

6. Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:

(a) Maker shall default in the payment for a period of ten (10) days when any amount shall become due and payable (in accordance with the terms of this Note) of any principal, interest or other amounts owing hereunder, and fails to cure such an Event of Default within five (5) business days of receiving notice of such Event of Default from Holder;

(b) Maker breaches any provision of the Security Agreement and fails to cure such breach within five (5) business days of receiving notice of such an Event of Default from Holder;

(c) Maker shall be dissolved (other than for an administrative dissolution that is corrected within five (5) Business Days following Maker’s knowledge of such dissolution) or liquidated;

(d) Maker shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing Maker’s inability to, pay its debts as they become due;

(e) Maker shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; or

(f) Maker shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution.

If an Event of Default occurs (and, in the case of an Event of Default under Section 6(a) & (b), remains uncured after notice and lapse of the applicable cure period noted therein), any and all unpaid principal, together with all earned interest and any other amounts owed on the Note, shall automatically and without any further action of Holder or Maker, become matured and due and payable to Holder and, upon such an acceleration, such principal and interest shall become immediately due and payable and the entire amount due and payable shall earn interest at the Maximum Lawful Rate.

7. Severability; Invalidity. Maker and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, including applicable usury laws, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein (and the parties agree to revise such provision to make it legally enforceable and such revision shall conform as closely as possible to the original provision while remaining legally enforceable), and the rights, obligations and interest of Maker and Holder under the remainder of this Note shall continue in full force and effect.

8. Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction, in a final determination may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

9. Amendment. The provisions of this Note may be amended only by a written instrument signed by Maker and Holder.

10. Assignment. Maker may not transfer, assign or delegate any of its rights or obligations hereunder. This Note shall accrue to the benefit of Holder and its successors and assigns and shall be binding upon the undersigned and its successors and assigns. Holder shall have the right, without the consent of Maker, to transfer or assign, in whole or in part, its rights and interests in and to this Note, and, as used herein, the term “Holder” shall mean and include such successors and assigns.

11. Interpretation. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural. The terms and conditions contained herein have been arrived at by arm’s length negotiations and each party has had the opportunity for independent review by legal and other counsel. The parties intend that rules of interpretation or construction of contracts that would construe any ambiguity herein against the draftsman, by virtue of being the draftsman, shall not apply. Section headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

12. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered (a) in person, (b) by FedEx, UPS or other nationally recognized overnight delivery service (charges prepaid), (c) by registered or certified U.S. mail (return receipt requested, postage prepaid), or (d) by e-mail (provided that if notice is given by e-mail, a copy of such notice will be delivered by another of such methods as an evidentiary matter), and shall be deemed given (i) upon delivery when so delivered in person, (ii) on the earlier of receipt or three (3) business days after dispatch by registered or certified U.S. mail, and (iii) on the business day sent (or next business day if not sent on a business day or not sent during normal business hours of the recipient) if sent by e-mail, addressed as follows (x) if to Holder, at Attn: Christina Adds, 6187 FM 1565, Royse City, Texas, 75189 (Email: tadds@katfabricators.com), and (y) if to Maker at Attn: Robert Finley, 2626 Cole Avenue, Suite 300, Dallas, Texas, 75204 (Email: robert.finley@onyxcm.com), or at such other address as a party shall have furnished to the other party in writing as the address to which notices are to be sent hereunder.

13. Attorneys’ Fees. Maker agrees to pay all reasonable costs and expenses of collection and enforcement of this Note when incurred, including Holder’s reasonable attorneys’ fees and legal and court costs, including any incurred on appeal or in connection with bankruptcy or insolvency.

14. Governing Law; Venue; Waiver of Jury Trial. This Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Texas, without regard to the principles of conflicts of laws thereof. All actions, suits or other proceedings with respect to this Note shall be brought only in a state or federal court of competent jurisdiction sitting in the State of Texas. In any such action, suit or proceeding, such court shall have personal jurisdiction of all of the parties hereto, and service of process upon them under any applicable statutes, laws and rules shall be deemed valid and good. In any civil action, arbitration or other proceeding brought to enforce the terms hereof, or to redress a breach of a term hereof or other dispute, the prevailing party shall be entitled to payment from the non-prevailing party of its reasonable attorneys’ fees and expenses in addition to any damages or other relief to which it may become entitled. MAKER WAIVES HIS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ALL TRIAL BY JURY RIGHTS. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, the undersigned Maker has executed and delivered this Note as of the date first above written.

MAKER:

ONYX CAPITAL TEQUILA PARTNERS IV,
LLC, a Texas limited liability company

By:	/s/ Robert Finley
Robert Finley, Managing Member

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